UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 16, 2016

Date of Report (Date of earliest event reported)

inVentiv Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-30318	52-2181734
(Commission File Number)	(IRS Employer Identification No.)

1 Van De Graaff Drive
Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(800) 416-0555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of the close of business on March 15, 2016, Mr. Michael Griffith’s employment with inVentiv Health, Inc. (the “Registrant”) terminated. Prior to his termination of employment, Mr. Griffith served as Executive Vice President, and President of the Registrant’s Commercial business segment.

On March 16, 2016, the Registrant and Mr. Griffith entered into an Enhanced Separation Agreement and General Release of Claims (“Enhanced Separation Agreement”) concerning the conclusion of Mr. Griffith’s employment services with the Registrant, which supersedes, in part, and incorporates by reference, in part, our previous Severance and Non-Competition Agreement with Mr. Griffith dated May 10, 2014 (the “Severance and Non-Competition Agreement”).

Under the terms of the Enhanced Separation Agreement, provided that Mr. Griffith executes and does not revoke a Separation Agreement and General Release of Claims (“Separation Agreement”), the Registrant will, among the other benefits provided for in the Severance and Non-Competition Agreement, pay Mr. Griffith a bonus in an amount equal to $650,000, which amount includes $450,000 which shall be regarded as Mr. Griffith’s annual bonus for fiscal year 2015 and $200,000 which shall be regarded as a partial bonus for fiscal year 2016. In addition, following the termination of Mr. Griffith’s employment, he will remain eligible to vest in certain time-based and EBITDA-based options in accordance with the terms thereof and such options, to the extent vested, will remain outstanding and exercisable until September 30, 2018. If Mr. Griffith fails to execute or executes and revokes the Separation Agreement, in place of the foregoing benefits under the Enhanced Separation Agreement, he shall instead receive a lump-sum, one-time payment in the amount of $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTIV HEALTH, INC.

By:	/s/ Jonathan E. Bicknell
Name: Jonathan E. Bicknell
Title: Chief Financial Officer

Date: March 16, 2016

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